Exhibit 23.2

December 2, 2024

VIA SEDAR+

Ontario Securities Commission

British Columbia Securities Commission

Alberta Securities Commission

The Manitoba Securities Commission

Financial and Consumer Services Commission, New Brunswick

Superintendent of Securities, Newfoundland and Labrador

Nova Scotia Securities Commission

Superintendent of Securities, Prince Edward Island

Financial and Consumer Affairs Authority of Saskatchewan

Autorité des marchés financiers (Québec)

Northwest Territories Superintendent of Securities

Government of Nunavut – Office of the Superintendent of Securities

Office of the Yukon Superintendent of Securities

Re:	Glass House Brands Inc. (the "Corporation")

Dear Sirs/Mesdames:

We refer to the prospectus supplement of the Corporation dated December 2, 2024 (the " Prospectus Supplement") to the short form base shelf prospectus dated May 16, 2024, which Prospectus Supplement relates to the distribution of subordinate voting shares, restricted voting shares and limited voting shares of the Corporation in each of the provinces and territories in Canada having an aggregate offering price of up to US$25,000,000.

We hereby consent to the references to our firm name on the cover page of the Prospectus Supplement and under the headings "Eligibility for Investment" and "Interest of Experts" in the Prospectus Supplement, and to the use of our opinion under the heading "Eligibility for Investment", which opinion is dated as of the date of the Prospectus Supplement.

We confirm that we have read the Prospectus Supplement and have no reason to believe that there are any misrepresentations in the information contained in the Prospectus Supplement that are derived from our opinion referred to therein or that are within our knowledge as a result of the services we performed in connection with such opinion.

Yours truly,

(signed) "Bennett Jones LLP"

Bennett Jones LLP